EXHIBIT 3.7

                    ARTICLES OF AMENDMENT TO THE ARTICLES
                    OF INCORPORATION INCREASING THE AMOUNT
                     OF AUTHORIZED COMMON AND SETTING THE
                 REDEMPTION FOR THE SERIES D PREFERRED STOCK










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                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                             WORKFORCE SYSTEMS CORP.


      The undersigned, being a natural person competent to contract, does hereby make, subscribe and file the Articles of Amendment to the Articles of Incorporation of Workforce Systems Corp., a Florida corporation pursuant to Sections 607.0602 and 607.10025 of the Florida Business Corporation Act:

      1. The name of the corporation is Workforce Systems Corp. (the "Company").

      2. The text of the amendment adopted by the Company's Board of Directors on March 20, 1997 increasing the number of authorized shares of common stock is as follows:

      WHEREAS, pursuant to the Articles of Incorporation the Company's authorized capital consists of 10,000,000 shares of common stock, par value $.001 per share and 2,000,000 shares of preferred stock, par value $.0001 per share.

      WHEREAS, the Board of Directors deem it in the best interests of the Company to increase the authorized common stock to 100,000,000 shares, par value $.001 per share.

      NOW, THEREFORE, BE IT RESOLVED, that the number of shares of common stock the Company is authorized to issue be and hereby is increased from 10,000,000 shares, par value $.001 per share, to 100,000,000 shares, par value $.0001 per share; and be it

      FURTHER RESOLVED, that the President of the Company be and hereby is authorized and directed to file Articles of Amendment to the Articles of Incorporation of the Company so reflecting the foregoing increase in authorized common stock.

      3. The Company currently is authorized to issue 2,000,000 shares of preferred stock, par value $.0001 per share (the "Preferred Stock"), issuable in such series and bearing such voting, dividend, conversion, liquidation and other







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rights and preferences as the Board of Directors may determine.  The Company has previously designated 1,000,000 shares of Preferred Stock as Series D Preferred Stock and has so filed Articles of Amendment to the Company's Articles of Incorporation setting forth the designations, rights and privileges of such Series D Preferred Stock. The text of the resolution of the Board of Directors on March 20, 1997 setting forth amendments to the designations, rights and privileges of the Series D Preferred Stock is as follows:

      WHEREAS, pursuant to Article IV of the Articles of Incorporation the Company is authorized to issue 2,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"), issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board of Directors may determine.

      WHEREAS, the Board of Directors has previously deemed it to be in the best interest of the Company to designate a series of such Preferred Stock, consisting of 1,000,000 shares (the "Series D Preferred Stock").

      WHEREAS, the Company has filed Articles of Amendment to its Articles of Incorporation setting forth the designations, rights and preferences of such Series D Preferred Stock (the "Designations").

      WHEREAS, the Board of Directors deem it in the best interests of the Company to delete Paragraph 4, REDEMPTION, of the Designations in its entirety and substitute the following:

      4. REDEMPTION. The shares of Series D Preferred Stock are redeemable at any time at the option of the Company at a rate of 2.4 shares of common stock for each share of Series D Preferred Stock to be redeemed by the Company.

      NOW, THEREFORE, be it resolved that the Designations be and hereby are amended to delete the Paragraph 4, REDEMPTION, in its entirety and substitute the following:

      4. REDEMPTION. The shares of Series D Preferred Stock are redeemable at any time at the option of the Company at a rate of 2.4 shares of common stock for each share of Series D Preferred Stock to be redeemed by the Company.

      BE IT FURTHER RESOLVED, that the President of the Company be and hereby is authorized and directed to execute and file Articles of Amendment reflecting the foregoing action and to take such other acts or actions as she deems necessary and appropriate to effect the foregoing.







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      4. The foregoing  amendment was duly adopted by unanimous  written consent of the Board of Directors on March 20, 1997 and shareholders action was not required.

      IN WITNESS WHEREOF, this Articles of Amendment to the Articles of Incorporation has been executed on the 21st day of March, 1997.

                                    WORKFORCE SYSTEMS CORP.

                                    By: /s/ Ella Boutwell Chesnutt
                                       ----------------------------
                                    Ella Boutwell Chesnutt
                                    President